Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Old Republic International Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	(1)	457(o)	0	$0.00	$207,000,000.00	0.0001381	$28,586.70
Fees to be Paid	Equity	Rights to purchase Common Stock, par value $1.00 per share	(2)	Other	0	$0.00	$0.00	0.0001381	$0.00

Total Offering Amounts:							$207,000,000.00		28,586.70
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$28,586.70

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Offering Note(s)

(1)	The amount of the registration fee is calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) the registration fee has been calculated on the basis of the maximum aggregate offering price assuming that the full $207,000,000 offered in the offering is subscribed. The fee has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $138.10 per $1,000,000 of the proposed maximum aggregate offering price.
(2)	The Rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the Rights because they are being registered in the same registration statement as the Common Stock issuable upon exercise thereof.